EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 8, 2002, except as to Note 18, which is as of March 14, 2002, relating to the financial statements of Deltagen, Inc., which appears in Deltagen, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2001. We also consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 8, 2002 relating to the special purpose statements of Bristol-Myers Squibb Pharma Research Labs, Inc., which appears in the Current Report on Form 8-K/A dated May 2, 2002. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

San Jose, California
May 20, 2002